Exhibit 10.1

RESIGNATION AND GENERAL RELEASE AGREEMENT

THIS RESIGNATION AND GENERAL RELEASE AGREEMENT (this “Agreement”) is made and entered into as of the Effective Date, defined in Section 6(d) below, by and between, Joseph M. Yorio, an individual (the “Executive”), and School Specialty, Inc. (the “Company”).

WHEREAS, the Company and the Executive (the “Parties”) are parties to that certain Amended and Restated Employment Agreement, dated as of March 23, 2016 (the “Employment Agreement”);

WHEREAS, the Parties have decided to end their employment relationship on mutually agreeable terms as of February 1, 2019 (the “Resignation Date”);

NOW THEREFORE, in consideration of the recitals above and the mutual promises and obligations contained herein, and other good and valuable consideration, the receipt and sufficiency of which are expressly acknowledged, it is agreed as follows:

1.    Resignation. Executive hereby resigns from any and all offices or directorships with the Company or any affiliate thereof, effective as of the Resignation Date, and submits his resignation in the form of Exhibit A hereto. Because the Parties have decided to end their employment relationship on mutually agreeable terms, Executive’s employment will be deemed to have been terminated without cause as of the Resignation Date for all purposes with respect to the Parties’ rights and obligations under the Employment Agreement.

2.    All Obligations Paid in Full. Executive understands that except as set forth in this Section 2 and Section 3, Executive is not entitled to any further wages (including bonuses or other incentive compensation), payments or benefits from the Company or its Affiliates after the Resignation Date. Executive acknowledges and agrees that Executive has received all wages and benefits earned through the Company’s most recent regular pay date, except: (a) that on the next regular pay date will receive any wages earned between the last regular pay date and the Resignation Date, and accrued, unused paid time off through the Resignation Date; (b) that Executive shall be reimbursed for business expenses actually incurred by Executive on or before the Resignation Date in accordance with the Company’s regular policy and practice; and (c) for benefits to which Executive is entitled as a participant in the Company’s 401k Plan.

3.    Separation Benefits. In accordance with and subject to the conditions of the Employment Agreement, the Company will provide Executive with severance benefits, Severance Payments and COBRA Continuation Payments, as set forth in Section 3.2(c) of the Employment Agreement, as though his employment had been terminated without cause under Section 3.1(d) of the Employment Agreement as of the Resignation Date. With respect to the pro-rated 2019 bonus component of the severance provided in Section 3.2(c)(i)(B), the Parties agree that the amount shall be determined by multiplying one hundred twenty-five (125) percent of Executive’s final base salary by (i) the percentage of goal attainment determined by the Board of Directors for 2019 with respect to other executives of the Company, and (ii) the fraction

31/365, and that amount shall be payable as such time as bonuses are paid to the officers of the Company in 2020. The Company also agrees that the Company, at no charge to Executive, will download from the Company laptop and mobile phone that Executive returns to the Company Executive’s personal photographs, and any personal financial information of Executive that is identified by Executive, and deliver that downloaded electronically stored information to Executive within a reasonable time after the Company’s receipt of the laptop and phone.

4.    General Release by Executive. Subject to Section 5 below, Executive hereby releases and discharges forever the Company, and each of its parents, subsidiaries and affiliates, and each of their present and former investors, shareholders, members, partners, directors, officers, employees, trustees, agents, attorneys, administrators, plans, plan administrators, insurers, agents, predecessors, successors and assigns, and all persons acting by, through, under or in concert with them (hereinafter collectively referred to as the “Executive Released Parties”), from and against all liabilities, claims, demands, liens, causes of action, charges, suits, complaints, grievances, contracts, agreements, promises, obligations, costs, losses, damages, injuries, attorneys’ fees, and other legal responsibilities (collectively referred to as “Claims”), of any form whatsoever, including, but not limited to, any claims in law, equity, contract, tort, or any claims under the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621, et seq. (the “ADEA”); Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, 42 U.S.C. § 2000 et seq.; the Equal Pay Act, as amended, 29 U.S.C. § 206(d); the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq.; the False Claims Act, 31 U.S.C. § 3729 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act, as amended, 29 U.S.C. § 2101 et seq.; the Wisconsin Fair Employment Act, Wis. Stat. §§ 111.31 to 111.395; the Wisconsin Wage Claim and Payment Law, Wis. Stat. §§ 109.03 and 109.09; the Wisconsin Business Closing and Mass Layoff law, Wis. Stat. §§ 109.07; the Wisconsin Cessation of Health Care Benefits Law, Wis. Stat. §§ 109.075; the Wisconsin, Family and Medical Leave Law, Wis. Stat. §§ 103.10; the Wisconsin Personnel Records Statute, Wis. Stat. §§ 103.13; the Wisconsin Employment Peace Act, Wis. Stat. §§ 111.02 to 111.19; or any other local ordinance or federal or state statute, regulation or constitution, whether known or unknown arising from any action or inaction whatsoever prior to the date of execution of this Agreement.

5.    Exclusions from General Release. Notwithstanding the generality of Section 4, Executive does not release the following claims and rights:

(a)	Executive’s rights under this Agreement;

(b)	Executive’s rights to vested benefits in the Company’s 401k Plan’

(c)	claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of the federal law known as COBRA;

(d)	Executive’s rights with respect to restricted stock units and option awards in accordance with the terms of the applicable awards and plans;

(e)	Executive’s rights with respect to Company stock owned by Executive;

(f)

Executive’s rights, if any, to indemnity and/or advancement of expenses pursuant to applicable state law, the Company’s articles, bylaws or other corporate governance documents, and/or to the protections of any directors’ and officers’ liability policies of the Company or any of its affiliates; and

(g)	Any other right that may not be released by private agreement.

6.    Rights Under the ADEA and Older Worker’s Benefit Protection Act. Without limiting the scope of the foregoing release of Claims in any way, Executive certifies that this release constitutes a knowing and voluntary waiver of any and all rights or claims that exist or that Executive has or may claim to have under ADEA. This release does not govern any rights or claims that might arise under the ADEA after the date this Agreement is signed by Executive. Executive acknowledges that:

(a)	The consideration provided pursuant to this Agreement is in addition to any consideration that Executive would otherwise be entitled to receive;

(b)	Executive has been and is hereby advised in writing to consult with an attorney prior to signing this Agreement;

(c)

Executive is hereby granted a period of forty-five (45) days from the date of Executive’s receipt of this Agreement within which to consider it. To the extent that Executive signs this Agreement after less than forty-five (45) days, Executive acknowledges that Executive had sufficient time to consider this Agreement with counsel and that Executive expressly, voluntarily and knowingly waives the balance of the forty-five (45) day period; and

(d)

Executive has the right to revoke this Agreement at any time within the seven (7)-day period following the date on which Executive executes the Agreement, and Executive understands that the Agreement shall not become effective or enforceable until the calendar day immediately following the expiration of the seven (7)-day revocation period (the “Effective Date”). Executive further understands that Executive will not receive the Severance Benefits if Executive exercises Executive’s right to revoke it. To revoke this Agreement, Executive must provide written notice of revocation to Justin Lu, Chairman of the Compensation Committee of the Board of Directors no later than 5:00 p.m. (Pacific Time) on the seventh (7th) calendar day immediately following the date on which Executive executes this Agreement. If Executive timely revokes this Agreement, then Executive’s resignation shall be deemed to be a termination without cause by the Company effective as of the Resignation Date, and any rights to severance shall be subject to the terms of the Employment Agreement.

7.    Covenant Not To Sue. Executive represents and covenants that Executive has not filed, initiated or caused to be filed or initiated, any Claim, charge, suit, complaint, grievance, action or cause of action against the Company or any of the Executive Released Parties. Executive further acknowledges that Executive does not have any injury for which Employee would be entitled to workers’ compensation benefits. Except to the extent that such waiver is precluded by law, Executive further promises and agrees that Executive will not file, initiate, or cause to be filed or initiated any Claim, charge, suit, complaint, grievance, action, or cause of action based upon, arising out of, or relating to any Claim, demand, or cause of action released herein, nor shall Executive participate, assist or cooperate in any such Claim, charge, suit, complaint, grievance, action or cause of action regarding any of the Executive Released Parties, whether before a court or administrative agency or otherwise, unless required to do so by law. The parties further acknowledge that this Agreement will not prevent the Executive from: (a) filing a charge with the Equal Employment Opportunity Commission (or similar state agency) or participating in any investigation conducted by the Equal Employment Opportunity Commission (or similar state agency); provided, however, that Executive acknowledges and agrees that any Claims by Executive, or brought on Executive’s behalf, for personal relief in connection with such a charge or investigation (such as reinstatement or monetary damages) would be and hereby are barred, or (b) from challenging the effectiveness of the release contained in this agreement as to claims under the Age Discrimination in Employment Act.

8.    No Assignment. Executive represents and warrants that Executive has made no assignment or other transfer, and covenants that Executive will make no assignment or other transfer, of any interest in any Claim which Executive may have against the Executive Released Parties, or any of them.

9.    Right to Communicate Directly with Governmental or Self-Regulatory Bodies. Nothing in this Agreement or any exhibit or attachment hereto, or the Employment Agreement, shall be construed or applied so as to impede Executive or any other person from communicating directly with, cooperating with or providing information to any governmental or regulatory body or any self-regulatory organization or receiving awards from or by a government agency for providing information. Nothing contained in this Agreement shall be deemed to require or encourage any person to provide inaccurate or untruthful information in response to a government, law enforcement, regulatory agency or in response to a subpoena or other legal process or proceeding.

10.    No Presumption Against Drafter. Executive and the Company understand that this Agreement is deemed to have been drafted jointly by the parties. Any uncertainty or ambiguity shall not be construed for or against any party based on attribution of drafting to any party.

11.    Entire Agreement. Executive and the Company understand that this Agreement represents the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes any prior agreement, understanding or negotiations respecting such subject matter. For the avoidance of doubt, this Agreement shall not limit, modify or supersede: (1) Executive’s obligations under Articles IV through XI of the Employment Agreement, which remain in full force and effect; (2) Executive’s obligations under any agreement with the Company concerning intellectual property rights, solicitation of employees or customers or competition with the Company; and (3) the Company’s obligations under Articles X and XI of the Employment Agreement, which remain in full force and effect. No change to or modification of this Agreement shall be valid or binding unless it is in writing and signed by Executive and a duly authorized representative of the Company.

12.    No Reliance. Executive and the Company acknowledge that each of them is relying solely upon the contents of this Agreement, that there have been no other representations or statements made by any of the Released Parties or Executive, and that Executive and the Company are not relying on any other representations or statements whatsoever of any of the Executive Released Parties or Executive as an inducement to enter into this Agreement.

13.    Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

14.    Governing Law. This Agreement shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of Wisconsin, without reference to the principles of conflicts of law of Wisconsin or any other jurisdiction, and where applicable, the laws of the United States.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement is executed by the parties hereto as of the date indicated by the signature.

Joseph M. Yorio

DATED: February 1, 2019	/s/ Joseph M. Yorio

School Specialty, Inc.

/s/ Gus D. Halas
DATED: February 1, 2019	By: Gus D. Halas

Its: Chairman of the Board

EXHIBIT A

February 1, 2019

School Specialty, Inc.

W6316 Design Drive

Greenville, Wisconsin 54942

Re:	Resignation of Employment

Ladies and Gentlemen:

I hereby resign from the office of President and Chief Executive Officer of School Specialty, Inc. (the “Company”) and all of its subsidiaries, from the Board of Directors of the Company and all of its committees and from all other offices, directorships, committees and positions of employment that I hold with the Company and its subsidiaries, effective immediately.

Sincerely,

Joseph M. Yorio